EXHIBIT 10.1

CREDIT AGREEMENT

DATED AS OF JUNE 29, 2001

AMONG

SEITEL, INC.,

THE LENDERS,

BANK ONE, NA

AS AGENT AND LC ISSUER

AND

COMERICA BANK - TEXAS

AS SYNDICATION AGENT

BANC ONE CAPITAL MARKETS, INC.

AS LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS
ARTICLE I	DEFINITIONS		1

ARTICLE II	THE CREDITS		17
	2.1.	Commitment	17
	2.2.	Required Payments; Termination	17
	2.3.	Ratable Loans	17
	2.4.	Types of Advances	17
	2.5.	Swing Line Loans	17
	2.6.	Commitment Fee; Reductions in Aggregate Commitment	19
	2.7.	Minimum Amount of Each Advance	19
	2.8.	Optional Principal Payments	19
	2.9.	Method of Selecting Types and Interest Periods for New Advances	20
	2.10.	Conversion and Continuation of Outstanding Advances	20
	2.11.	Changes in Interest Rate, etc.	21
	2.12.	Rates Applicable After Default	21
	2.13.	Method of Payment	21
	2.14.	Noteless Agreement; Evidence of Indebtedness	22
	2.15.	Telephonic Notices	22
	2.16.	Interest Payment Dates; Interest and Fee Basis	23
	2.17.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	23
	2.18.	Lending Installations	23
	2.19.	Non-Receipt of Funds by the Agent	23
	2.20.	Facility LCs.	24
	2.21.	Optional Increase in the Aggregate Commitment	28
ARTICLE III	YIELD PROTECTION; TAXES		30
	3.1.	Yield Protection	30
	3.2.	Changes in Capital Adequacy Regulations	31
	3.3.	Availability of Types of Advances	32
	3.4.	Funding Indemnification	32
	3.5.	Taxes	32
	3.6.	Lender Statements; Survival of Indemnity	34
ARTICLE IV	CONDITIONS PRECEDENT		34
	4.1.	Initial Credit Extension	34
	4.2.	Each Credit Extension	36
ARTICLE V	REPRESENTATIONS AND WARRANTIES		37
	5.1.	Existence and Standing	37
	5.2.	Authorization and Validity	37
	5.3.	No Conflict; Government Consent	38
	5.4.	Financial Statements	38
	5.5.	Material Adverse Change	38
	5.6.	Taxes	38
	5.7.	Litigation and Contingent Obligations	39
	5.8.	Subsidiaries	39
	5.9.	ERISA	39
	5.10.	Accuracy of Information	39
	5.11.	Regulation U	39
	5.12.	Material Agreements	39
	5.13.	Compliance With Laws	39
	5.14.	Ownership of Properties	40
	5.15.	Plan Assets; Prohibited Transactions	40
	5.16.	Environmental Matters	40
	5.17.	Investment Company Act	40
	5.18.	Public Utility Holding Company Act	40
	5.19.	Insurance	40
ARTICLE VI	COVENANTS		41
	6.1.	Financial Reporting	41
	6.2.	Use of Proceeds	43
	6.3.	Notice of Default	43
	6.4.	Conduct of Business	43
	6.5.	Taxes	43
	6.6.	Insurance	43
	6.7.	Compliance with Laws	43
	6.8.	Maintenance of Properties	44
	6.9.	Inspection	44
	6.10.	Restricted Payments and Investments_Toc518291875	44
	6.11.	Indebtedness_Toc518291876	44
	6.12.	Merger and Consolidation_Toc518291877	45
	6.13.	Sale of Assets_Toc518291878	45
	6.14.	Liens_Toc518291879	46
	6.15.	Affiliates_Toc518291880	46
	6.16.	Financial Covenants_Toc518291881	47
	6.16.1	Interest Coverage Ratio_Toc518291882	47
	6.16.2	Leverage Ratio_Toc518291883	47
	6.16.3	Minimum Net Worth_Toc518291884	47
	6.17.	Qualified Capital_Toc518291885	47
	6..	Books and Records_Toc518291886	47
ARTICLE VII	DEFAULTS		47
ARTICLE VIII	ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		50
	8.1.	Acceleration; Facility LC Collateral Account_Toc518291889	50
	8.2.	Amendments_Toc518291890	51
	8.3.	Preservation of Rights_Toc518291891	51
ARTICLE IX	GENERAL PROVISIONS		52
	9.1.	Survival of Representations_Toc518291893	52
	9.2.	Governmental Regulation_Toc518291894	52
	9.3.	Headings_Toc518291895	52
	9.4.	Entire Agreement_Toc518291896	52
	9.5.	Several Obligations; Benefits of this Agreement_Toc518291897	52
	9.6.	Expenses; Indemnification_Toc518291898	52
	9.7.	Numbers of Documents_Toc518291899	53
	9.8.	Accounting_Toc518291900	53
	9.9.	Severability of Provisions_Toc518291901	53
	9.10.	Nonliability of Lenders_Toc518291902	53
	9.11.	Confidentiality_Toc518291903	54
	9.12.	Nonreliance_Toc518291904	54
	9.13.	Disclosure_Toc518291905	54
ARTICLE X	THE AGENT		55
	10.1.	Appointment; Nature of Relationship_Toc518291908	55
	10.2.	Powers_Toc518291909	55
	10.3.	General Immunity_Toc518291910	55
	10.4.	No Responsibility for Loans, Recitals, etc._Toc518291911	55
	10.5.	Action on Instructions of Lenders_Toc518291912	56
	10.6.	Employment of Agents and Counsel_Toc518291913	56
	10.7.	Reliance on Documents; Counsel_Toc518291914	56
	10.8.	Agent's Reimbursement and Indemnification_Toc518291915	56
	10.9.	Notice of Default_Toc518291916	57
	10.10.	Rights as a Lender_Toc518291917	57
	10.11.	Lender Credit Decision_Toc518291918	57
	10.12.	Successor Agent_Toc518291919	57
	10.13.	Agent and Arranger Fees._Toc518291920	58
	10.14.	Delegation to Affiliates_Toc518291921	58
	10.15.	Syndication Agent_Toc518291922	58
ARTICLE XI	SETOFF; RATABLE PAYMENTS		59
	11.1.	Setoff_Toc518291924	59
	11.2.	Ratable Payments_Toc518291925	59
ARTICLE XII	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		59
	12.1	Successors and Assigns_Toc518291927	59
	12.2.	Participations_Toc518291928	60
	12.3.	Assignments_Toc518291929	61
	12.4.	Dissemination of Information_Toc518291930	61
	12.5.	Tax Treatment_Toc518291931	62
ARTICLE XIII	NOTICES_Toc518291932		62
	13.1.	Notices_Toc518291933	62
	13.2.	Change of Address_Toc518291934	62
ARTICLE XIV	COUNTERPARTS		62
ARTICLE XV	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		63
	15.1.	CHOICE OF LAW_Toc518291937	63
	15.2.	CONSENT TO JURISDICTION	63
	15.3.	WAIVER OF JURY TRIAL	63
PRICING SCHEDULE
EXHIBIT A.	COMPLIANCE CERTIFICATE
EXHIBIT B.	ASSIGNMENT AGREEMENT
EXHIBIT C.	LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION
EXHIBIT D.	NOTE
EXHIBIT E.	SUBSIDIARY GUARANTY
EXHIBIT F.	LENDER ASSUMPTION AGREEMENT
SCHEDULE 1.	SUBSIDIARIES AND OTHER INVESTMENTS
SCHEDULE 2.	LIENS

CREDIT AGREEMENT

          This Agreement, dated as of June 29, 2001, is among Seitel, Inc., a Delaware corporation, the Lenders, Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer and as Agent and Comerica Bank - Texas, as Syndication Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          As used in this Agreement:

          "Acceptable Bank" means any bank or trust company that (i) is organized under the laws of the United States of America or any State thereof and (ii) has capital, surplus and undivided profits aggregating at least Five Hundred Million Dollars ($500,000,000).

          "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Restricted Subsidiaries (i) acquires any going concern business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

          "Advance" means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

          "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

          "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

          "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

          "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

          "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

          "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

          "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

          "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

          "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

          "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

          "Article" means an article of this Agreement unless another document is specifically referenced.

          "Authorized Officer" means any of the President, Executive Vice President, Chief Financial Officer or Chief Accounting Officer of the Borrower, acting singly.

          "Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

          "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

          "Borrower" means Seitel, Inc., a Delaware corporation.

          "Borrowing Date" means a date on which an Advance is made hereunder.

          "Borrowing Notice" is defined in Section 2.9.

          "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

          "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

          "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

          "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of Voting Stock of the Borrower.

          "Closing Date" means June 29, 2001.

          "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

          "Collateral Shortfall Amount" is defined in Section 8.1.

          "Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of the Borrower, in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2, as such amount may be reduced or increased from time to time pursuant to the terms hereof.

          "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation and depletion, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Restricted Subsidiaries on a consolidated basis.

          "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis as of such time; provided that Consolidated Indebtedness shall not include Qualified Capital Obligations.

          "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period.

          "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period.

          "Consolidated Net Worth" means at any time the sum of (i) consolidated stockholders' equity of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis as of such time and (ii) Qualified Capital. Notwithstanding the foregoing, "Consolidated Net Worth" shall be determined excluding the impact on retained earnings of any non-cash adjustments attributable to commodity or interest rate derivative instruments determined under the provisions of Financial Accounting Standards Board Statements ("FASB") 133 and 138, as the same may be further amended, modified or clarified by FASB.

          "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

          "Conversion/Continuation Notice" is defined in Section 2.10.

          "Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

          "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

          "Default" means an event described in Article VII.

          "Disposition Value" means, at any time, with respect to any Transfer of Property, (i) in the case of Property that does not constitute Equity Interests in a Restricted Subsidiary, the book value thereof, valued at the amount taken into account (or which would be taken into account) in the consolidated balance sheet of the Borrower then most recently required to have been delivered to the Lenders pursuant to Section 6.1, and (ii) in the case of Property that constitutes Equity Interests in a Restricted Subsidiary, an amount equal to that percentage of the book value of the assets of the Restricted Subsidiary that issued such Equity Interests as is equal to the percentage that such Equity Interest represents of all of the outstanding Equity Interests of such Restricted Subsidiary (assuming, in making such calculations, that all Securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion), determined as of the date of the balance sheet referred to in the foregoing clause (i).

          "Distribution" means, in respect of any corporation, association or other business entity: (i) dividends or other distributions or payments on Equity Interests of such corporation, association or other business entity (except distributions in such Equity Interest); and (ii) the redemption or acquisition of such Equity Interests or of warrants, rights or other options to purchase such Equity Interests (except when solely in exchange for such Equity Interests).

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

          "Equity Interest" means (i) the outstanding Voting Stock of a corporation or other business entity, (ii) the interest in the capital or profits of a corporation, limited liability company, partnership or joint venture, including, without limitation, any preferred stock or any option or warrant or other right to acquire Voting Stock or preferred stock or (iii) the beneficial interest in a trust or estate; provided that preferred stock that is subject to mandatory redemption on a date certain prior to the Facility Termination Date or any right to acquire such preferred stock shall not be considered an Equity Interest.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

          "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

          "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

          "Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

          "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

          "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

          "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

          "Existing Credit Agreement" means the Revolving Credit Agreement dated as of July 22, 1996, among the Borrower, the lenders party thereto, and Bank One, NA (as successor in interest to The First National Bank of Chicago), as agent, as amended by the First Amendment dated as of August 30, 1996, the Second Amendment dated as of May 1, 1997, the Third Amendment dated as of March 16, 1998 and the Fourth Amendment dated as of August 10, 1999, the Fifth Amendment dated as of March 16, 2001, and the Sixth Amendment dated as of May 11, 2001.

          "Facility LC" is defined in Section 2.20.1.

          "Facility LC Application" is defined in Section 2.20.3.

          "Facility LC Collateral Account" is defined in Section 2.20.11.

          "Facility Termination Date" means June 29, 2004 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

          "Fair Market Value" means, at any time and with respect to any Property of any Person, the sale value of such Property that would be realized in an arm's length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell, respectively), as determined in good faith by the board of directors (or equivalent governing body) of the Person.

          "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

          "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

          "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

          "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

          "Guarantor" means each of the present and future Restricted Subsidiaries of the Borrower (other than any Restricted Subsidiaries of the Borrower that are also Special Purpose Trusts), and "Guarantors" means all such Guarantors collectively.

          "Indebtedness" of a Person means such Person's, without duplication, (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other similar instruments, (v) obligations of such Person to purchase securities or other Property prior to the Facility Termination Date arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Off-Balance Sheet Liabilities, (viii) Rate Management Obligations, (ix) Sale and Leaseback Transactions and (x) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person; provided, however, that with respect to the Borrower and any Restricted Subsidiary that is a Special Purpose Trust, "Indebtedness" shall not include Qualified Capital Obligations.

          "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

          "Intergroup Transfer" means a Transfer of Property (i) from a Restricted Subsidiary to the Borrower or a Wholly-Owned Restricted Subsidiary or (ii) from the Borrower to a Wholly-Owned Restricted Subsidiary.

          "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

          "LC Fee" is defined in Section 2.20.4.

          "LC Issuer" means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder, or any other Lender which agrees at the request of the Borrower to act as issuer of a Facility LCs hereunder.

          "LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

          "LC Payment Date" is defined in Section 2.20.5.

          "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term "Lenders" includes Bank One in its capacity as Swing Line Lender.

          "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2..

          "Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower's then most-recently ended four fiscal quarters.

          "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

          "Loan" means a Revolving Loan or a Swing Line Loan.

          "Loan Documents" means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.14, and the Subsidiary Guaranty.

          "Material Adverse Effect" means a material adverse effect on (i) the business, affairs, assets, Property, financial condition, or results of operations of the Borrower and the Restricted Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, (iii) the ability of any Restricted Subsidiary to perform its obligations under the Loan Documents to which it is a party, or (iv) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

          "Material Indebtedness" is defined in Section 7.5.

          "Modify" and "Modification" are defined in Section 2.20.1.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

          "Net Asset Sales Proceeds Amount" means, with respect to any Transfer of any Property by any Person, an amount equal to the difference of: (i) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus (ii) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

          "Net Proceeds of Equity Interests" means, with respect to any period, cash proceeds (net of all costs and out-of-pocket expenses incurred in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses) received by the Borrower and the Restricted Subsidiaries during such period from the sale of all Equity Interests and Qualified Capital of the Borrower, including, without limitation, in such net proceeds: (i) the net amount paid upon issuance and exercise during such period of any right to acquire any Equity Interest, or paid during such period to convert a convertible debt Security to an Equity Interest (but excluding any amount paid to the Borrower upon issuance of such convertible debt Security); and (ii) any amount paid to the Borrower upon issuance of any convertible debt Security that is converted to common stock during such period.

          "Non-U.S. Lender" is defined in Section 3.5(iv).

          "Note" is defined in Section 2.14.

          "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

          "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person, provided, however, that Qualified Capital Obligations and obligations under Operating Leases shall not be deemed Off-Balance Sheet Liabilities.

          "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

          "Ordinary Course Transfer" means a Transfer of Property that constitutes either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Borrower or a Restricted Subsidiary or that is obsolete.

          "Other Taxes" is defined in Section 3.5(ii).

          "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time plus (iii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

          "Participants" is defined in Section 12.2.1.

          "Payment Date" means the last day of each calendar quarter.

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Permitted Liens" means

          (i)          Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

          (ii)          Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

          (iii)          Liens (a) arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or (b) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal and supersedeas bonds (not in excess of Two Million Dollars ($2,000,000)), bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property.

          (iii)          Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Restricted Subsidiaries.

          (v)           Liens incidental to the conduct of the business referred to in Section 6.4 (including, without limitation, licenses, participation rights, rebate or revenue sharing obligations, or similar encumbrances), provided that such Liens have not arisen in connection with the incurrence of Indebtedness.

          "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

          "Pricing Schedule" means the Schedule attached hereto identified as such.

          "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

          "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

          "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

          "Purchasers" is defined in Section 12.3.1.

          "Qualified Capital" means the total amount of capital in respect of Qualified Junior Subordinated Notes and the Trust Preferred Securities related thereto which would, on a consolidated basis, be shown in consolidated financial statements of the Borrower and the Subsidiaries prepared at such time in accordance with Agreement Accounting Principles.

          "Qualified Capital Obligations" means obligations of the Borrower in respect of any Qualified Junior Subordinated Notes and Qualified Junior Subordinated Guaranties.

          "Qualified Junior Subordinated Guaranty" means, in respect of any issue of Trust Preferred Securities, a Guaranty by the Borrower to the holders of such Trust Preferred Securities of (a) the payment of all preferred cumulative cash dividends accumulating thereon and (b) the payments due on liquidation or redemption of such Trust Preferred Securities, but only in each case to the extent of funds held by the Special Purpose Trust which shall have issued such Trust Preferred Securities, and the obligations under which Guaranty shall be unsecured and rank subordinate and junior in right of payment to all Senior Debt to the same extent and on the same terms as the Qualified Junior Subordinated Notes issued by the Borrower to such Special Purpose Trust are subordinated to Senior Debt.

          "Qualified Junior Subordinated Notes" means any notes issued by the Borrower to a Special Purpose Trust in a principal amount equal to the proceeds received by such Special Purpose Trust from the issuance of Trust Preferred Securities and paid by such Special Purpose Trust to the Borrower in consideration for such notes, which notes shall (a) not mature, or otherwise require the payment of any of the principal thereof, prior to June 1, 2029, (b) be subject to the right of the Borrower to defer the payment of interest thereon at any time or from time to time for a period of at least 20 consecutive quarterly periods, during which deferral period the Borrower shall not pay any dividends with respect to any of its capital stock or pay any principal, interest or other amounts owing in respect of any Qualified Capital Obligations or other Subordinated Debt, (c) be unsecured, and (d) rank subordinate and junior in right of payment to all Senior Debt upon the terms set forth in Exhibit H hereto.

          "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

          "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

          "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

          "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

          "Reports" is defined in Section 9.6.

          "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the Aggregate Outstanding Credit Exposure.

          "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

          "Restricted Payment" means (i) any Distribution in respect of the Borrower or any Restricted Subsidiary (other than on account of Equity Interests of a Restricted Subsidiary owned legally and beneficially by the Borrower or another Restricted Subsidiary), including, without limitation, any Distribution resulting in the acquisition by the Borrower of Securities which would constitute treasury stock; and (ii) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Borrower or any Restricted Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date hereof (as in effect on the date such Subordinated Debt was originally incurred). For purposes of this Agreement, the amount of any Restricted Payment made in Property shall be the greater of (x) the Fair Market Value of such Property and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

          "Restricted Subsidiary" means and includes each and every Subsidiary of the Borrower other than any Subsidiary which, at the time of any determination hereunder, has been designated by the Board of Directors and by written notice of the Borrower to the Agent to be an Unrestricted Subsidiary; provided in any event, that each of the following shall at all times constitute a Restricted Subsidiary: (i) each Subsidiary identified as a Restricted Subsidiary on Schedule I (subject to subsequent designation as an Unrestricted Subsidiary in compliance with the terms of this Agreement); and (ii) each Subsidiary which owns, directly or indirectly, more than fifty percent (50%) of the Equity Interest of a Restricted Subsidiary; and provided, further, that the Borrower hereby notifies Agent as of the date hereof that each of the Subsidiaries identified as an Unrestricted Subsidiary on Schedule I has previously been designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary.

          "Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

          "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

          "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

          "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

          "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

          "Security" means "security" as defined in Section 2(1) of the Securities Act.

          "Senior Debt" means any Indebtedness of the Borrower that is not in any manner subordinated in right of payment or security in any respect to the Obligations or to any other Indebtedness of Borrower, including, without limitation, all Indebtedness of the Borrower under this Agreement, the Loan Documents and the Notes.

          "Senior Notes" means, collectively, the Borrower's 7.17% Series A Senior Notes due December 30, 2001, the Borrower's 7.17% Series B Senior Notes due December 30, 2002, the Borrower's 7.48% Series C Senior Notes due December 30, 2002, the Borrower's 7.03% Series D Senior Notes due 2004, the Borrower's 7.28% Series E Senior Notes due 2009, and the Borrower's 7.43% Series F Senior Notes due 2009.

          "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

          "Special Purpose Trust" means a statutory business trust created under the laws of the State of Delaware pursuant to the filing of a certificate of trust with the Secretary of State of the State of Delaware, (a) the existence of which shall be for the exclusive purpose of (i) issuing Trust Common Securities to the Borrower and issuing and selling Trust Preferred Securities to investors, (ii) using the proceeds from such Trust Preferred Securities to acquire Qualified Junior Subordinated Notes and (iii) engaging in only those other activities necessary or incidental to the foregoing, (b) the sole assets of which will be such Qualified Junior Subordinated Notes and the proceeds thereof and (c) the sole source of revenue of which will be payments under such Qualified Junior Subordinated Notes.

          "Subordinated Debt" means any Indebtedness or other obligations of the Borrower (including, without limitation, Qualified Capital Obligations) other than Senior Debt.

          "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

          "Subsidiary Guaranty" means the Subsidiary Guaranty dated as of the Effective Date executed by each of the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, in substantially the form of Exhibit E, as it may be amended or modified and in effect from time to time.

          "Substantial Portion" means, with respect to any Property of the Borrower and its Restricted Subsidiaries subject to a Transfer, if the Disposition Value of such Property, when added to the Disposition Value of all other Property of the Borrower and the Restricted Subsidiaries that has been the subject of a Transfer, exceeds more than 10% of the consolidated assets of the Borrower and its Restricted Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Restricted Subsidiaries as at the end of the fiscal year immediately prior to the date on which such determination is made.

          "Swing Line Borrowing Notice" is defined in Section 2.5.2.

          "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

          "Swing Line Lender" means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

          "Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

          "Syndication Agent" means Comerica Bank - Texas.

          "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

          "Transfer" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its Property, including, without limitation, Equity Interests of any other Person.

          "Transferee" is defined in Section 12.4.

          "Trust Common Securities" means, in respect of a Special Purpose Trust, securities issued by such Special Purpose Trust representing common undivided beneficial interests in the assets of such Special Purpose Trust, 100% of which securities shall be legally and beneficially owned by the Borrower.

          "Trust Preferred Securities" means, in respect of a Special Purpose Trust, securities issued by such Special Purpose Trust, having a stated par value and liquidation value and entitling the holders thereof to the payment (unless deferred) of preferred cumulative cash distributions at a fixed annual rate, representing preferred undivided beneficial interests in the assets of such Special Purpose Trust, provided that at the time of the initial issuance thereof, the Senior Notes shall receive an investment grade rating from, or an investment grade rating of the Senior Notes shall be confirmed by, S&P or Moody's.

          "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

          "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

          "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

          "Unrestricted Subsidiary" means each Subsidiary of the Borrower other than a Restricted Subsidiary.

          "Voting Stock" means the capital stock or similar interest of any class or classes (however designated) of a corporation or other business entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of the members of the board of directors (or Persons performing similar functions) of a corporation or other business entity.

          The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

          2.1.          Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender's Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

          2.2.          Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

          2.3.          Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

          2.4.          Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.5.

          2.5.            Swing Line Loans.

          2.5.1.          Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1 plus (iii) the Swing Line Lender's Pro Rata Share of the LC Obligations, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

          2.5.2.          Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.

          2.5.3.          Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent's aforesaid address.

          2.5.4.          Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the seventh (7th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the seventh (7th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

          2.6.          Commitment Fee; Reductions in Aggregate Commitment.

          2.6.1.          Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender's Commitment for the purpose of calculating the commitment fee due hereunder.

          2.6.2.          Voluntary Reductions. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. Any reduction or termination of the Aggregate Commitment pursuant to this Section 2.6.2 shall be permanent, with no obligation of the Lenders to reinstate such Commitments and the commitment fees provided for in Section 2.6.1 shall thereafter be computed on the basis of the Aggregate Commitment as so reduced.

          2.7.          Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

          2.8.          Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans), upon two Business Days' prior notice to the Agent.. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

          2.9.          Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:30 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

          (i)          the Borrowing Date, which shall be a Business Day, of such Advance,

          (ii)          the aggregate amount of such Advance,

          (iii)          the Type of Advance selected, and

          (iv)          in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

          2.10.          Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

          (i)          the requested date, which shall be a Business Day, of such conversion or continuation,

          (ii)          the aggregate amount and Type of the Advance which is to be converted or continued, and

          (iii)          the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

          2.11.          Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

          2.12.          Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (ii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rate set forth in clause (i) above and the increase in the LC Fee set forth in clause (ii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

          2.13.          Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except in the case of (i) Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, (ii) repayments of Swing Loan Loans or (iii) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

          2.14.          Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (ii)          The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

          (iii)          The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

          (iv)          Any Lender may request that its Loans be evidenced by a promissory note (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

          2.15.          Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be an Authorized Officer or other employee of Borrower previously designated in writing to the Agent as authorized under this Section 2.15, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer or other employee of Borrower previously designated in writing to the Agent as authorized under this Section 2.15. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

          2.16.          Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

          2.17.          Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

          2.          Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

          2.19.          Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

          2.20.          Facility LCs.

          2.20.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $50,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

          2.20.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

          2.20.3. Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

          2.20.4. LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) with respect to each commercial Facility LC, a one-time letter of credit fee in an amount equal to 60% of the Applicable Margin for Eurodollar Loans as in effect at such time of the initial stated amount (or, with respect to a Modification of any such commercial Facility LC which increases the stated amount thereof, such increase in the stated amount) thereof, such fee to be payable on the date of such issuance or increase (each such fee described in this sentence an "LC Fee"). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

          2.20.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

          2.20.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

          2.20.7. Obligations Absolute. The Borrower's obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

          2.20.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

          2.20.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

          2.20.10. Lenders' Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

          2.20.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the "Facility LC Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall obligate the Borrower to deposit any funds in the Facility LC Collateral Account, obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account, or limit the right of the Agent to release any funds held in the Facility LC Collateral Account, in each case other than as required by Section 8.1.

          2.20.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

          2.21 Optional Increase in the Aggregate Commitment. (a) The Borrower may at any time, by notice to the Agent, propose that the Aggregate Commitment be increased (the amount of such increase being a "Commitment Increase"), effective as of a date prior to the Facility Termination Date (an "Increase Date") as to which agreement is to be reached by an earlier date specified in such notice (a "Commitment Date"); provided, however, that (i) the Borrower may not propose more than two Commitment Increases in any calendar year, (ii) the minimum proposed Commitment Increase per notice shall be $5,000,000, (iii) in no event shall the Aggregate Commitment at any time exceed $150,000,000, and (iv) no Default or Unmatured Default shall have occurred and be continuing on such Increase Date. The Agent shall notify the Lenders thereof promptly upon its receipt of any such notice. The Agent agrees that it will cooperate with the Borrower in discussions with the Lenders and other lending institutions with a view to arranging the proposed Commitment Increase through the increase of the Commitments of, first, one or more of the Lenders (each such Lender that is willing to increase its Commitment hereunder being an "Increasing Lender") and, if the existing Lenders are not willing, in the aggregate, to increase their Commitments by the amount of the requested Commitment Increase, then by the addition of one or more other lending institutions (each an "Assuming Lender") as Lenders and as parties to this Agreement; provided, however, that it shall be in each Lender's sole discretion whether to increase its Commitment hereunder in connection with the proposed Commitment Increase; and provided further that the minimum Commitment of each Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.21 shall be at least equal to $5,000,000. If the Increasing Lenders agree to increase their respective Commitments by an aggregate amount in excess of the proposed Commitment Increase, the proposed Commitment Increase shall be allocated among such Increasing Lenders in proportion to their respective Commitments immediately prior to the Increase Date. If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders and Assuming Lenders as to a Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Borrower to the Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Increase Date and the Commitments of such Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

          (A)          the Agent shall have received (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 A.M. (Chicago time) on the applicable Increase Date a certificate of an Authorized Officer, attaching and certifying resolutions adopted by the Board of Directors of the Borrower on or prior to the Increase Date authorizing the Borrower to borrow money pursuant to this Agreement from time to time in an aggregate principal amount at any one time outstanding not in excess of the Aggregate Commitment as increased by the Commitment Increase, and certifying that such resolutions remain in full force and effect and have not been modified or rescinded or attaching and certifying, if applicable, any amendments to such resolutions;

          (B)          each such Assuming Lender shall have delivered to the Agent, by no later than 10:00 A.M. (Chicago time) on such Increase Date, an appropriate Lender Assumption Agreement in substantially the form of Exhibit F hereto, duly executed by such Assuming Lender and the Borrower; and

          C)          each such Increasing Lender shall have delivered to the Agent, by no later than 10:00 A.M. (Chicago time) on such Increase Date, (x) its existing Note, if any, and (y) confirmation in writing satisfactory to the Agent as to its increased Commitment.

          (b)          In the event that the Agent shall have received notice from the Borrower as to its agreement to a Commitment Increase on or prior to the applicable Commitment Date and each of the actions provided for in clauses (A) through (C) above shall have occurred prior to 10:00 A.M. (Chicago time) on the applicable Increase Date to the satisfaction of the Agent, the Agent shall promptly notify the Lenders (including any Assuming Lenders) and the Borrower of the occurrence of such Commitment Increase and shall record in its records the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (Chicago time) on the applicable Increase Date, make available to the Agent in accordance with the provisions of this Agreement, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender's ratable portion of the Advances then outstanding (calculated based on its Commitment as a percentage of the Aggregate Commitment after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender's ratable portion of the Advances then outstanding after giving effect to the relevant Commitment Increase over (ii) such Increasing Lender's ratable portion of the Advances then outstanding before giving effect to the relevant Commitment Increase. After the Agent's receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will, if necessary, promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective applicable Lending Installations in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the Advances then outstanding after giving effect to the relevant Commitment Increase. After the Borrower receives notice from the Agent, if requested by any Assuming Lender or Increasing Lender pursuant to Section 2.14(iv), the Borrower, at its own expense, shall execute and deliver to the Agent Notes payable to the order of each Assuming Lender, if any, and a Note payable to the order of each Increasing Lender, dated as of the applicable Increase Date, in a principal amount equal to such Lender's Commitment after giving effect to the relevant Commitment Increase. The Agent, upon receipt of such Notes, shall promptly deliver such Notes to the respective Assuming Lenders and Increasing Lenders.

          (c)          In the event that the Agent shall not have received notice from the Borrower as to such agreement on or prior to the applicable Commitment Date or the Borrower shall, by notice to the Agent prior to the applicable Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (A) through (C) shall not have occurred by 10:00 A.M. (Chicago time) on the such Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (A) through (C) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

ARTICLE III

YIELD PROTECTION; TAXES

          3.1.          Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i)          subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

           (ii)          imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

           (iii)          imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

          3.2.          Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or the LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

          3.3.          Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

          3.4.          Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

          3.5.          Taxes. (i) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

           (ii)          In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

           (iii)          The Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

           (iv)          Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

           (v)          For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

           (vi)          Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

          (vii)          If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

          3.6.          Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

          4.1.          Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless, prior to or concurrently with the making of the initial Credit Extension, the following conditions precedent have been satisfied:

          (a)          Closing Documents. The Agent shall have received on or before the Closing Date the following, each dated such date (unless otherwise specified) and duly executed by the respective party or parties thereto, in form and substance satisfactory to the Agent and the Lenders, and (except for the Notes) with sufficient copies for the Agent and each Lender:

          (i)          Copies of the articles or certificate of incorporation of the Borrower and of each Restricted Subsidiary which is a corporation, together with all amendments, and a certificate of good standing for each such entity, each certified by the appropriate governmental officer in its jurisdiction of incorporation, and copies of the governing documents of each Restricted Subsidiary which is a partnership or limited liability company, each certified by the Secretary or an Assistant Secretary of each such partnership or limited liability company.

          (ii)          Copies, (x) certified by the Secretary or Assistant Secretary of the Borrower and of each Restricted Subsidiary which is a corporation, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower or such Restricted Subsidiary is a party and (y) certified by the Secretary or Assistant Secretary of each Restricted Subsidiary which is a partnership or limited liability company, of any partnership actions or actions of any other body authorizing the execution of the Loan Documents to which such Restricted Subsidiary is a party.

          (iii)          Incumbency certificates, executed by the Secretary or Assistant Secretary of the Borrower and of each Restricted Subsidiary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such entity authorized to sign the Loan Documents to which the Borrower or such Restricted Subsidiary is a party, upon which certificates the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or by such Restricted Subsidiary, as the case may be.

          (iv)          A certificate of the Borrower (the statements made in which certificate shall be true and correct on and as of the Closing Date), (A) certifying that the representations and warranties of the Borrower and each Restricted Subsidiary in this Agreement and each other Loan Document to which it is a party are true and correct in all material respects on and as of the Closing Date, before and after giving effect to the transactions contemplated by this Agreement, as though made on and as of such date, (B) certifying that no Default or Unmatured Default has occurred and is continuing and (C) demonstrating compliance, on and as of the initial Credit Extension Date, with the provisions of Sections 6.16.

          (v)          A written opinion of counsel to the Borrower and the Subsidiary Guarantors in substantially the form attached hereto as Exhibit G.

          (vi)          Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

          (vii)          Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

          (viii)          The Subsidiary Guaranty.

The insurance certificate described in Section 5.19.

          (x)          A copy of the most recent reserve report of the type described in Section 6.1(ix).

          (xi)          If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

          (xi)          Such other documents as any Lender or its counsel may have reasonably requested.

          (b)          Termination of Existing Credit Agreement. The Agent shall have received sufficient evidence indicating that contemporaneously with the making of the initial Advances, the obligations of the Borrower under the Existing Credit Agreement will be repaid with the proceeds of such Advances and thereafter all obligations of the Borrower and the lenders under the Existing Credit Agreement shall be terminated (including, without limitation, any obligations of any Restricted Subsidiary of the Borrower in respect of guaranties executed in connection with such Existing Credit Agreement but excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Agreement).

          4.2.          Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

          (i)          There exists no Default or Unmatured Default.

          (ii)          The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

          (iii)          All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

          Each Borrowing Notice, Swing Line Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders that:

          5.1.          Existence and Standing. (a) The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform its obligations hereunder and thereunder.

          (b)          Each Restricted Subsidiary (i) is a corporation, partnership, limited liability company or trust duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization; (ii) is duly qualified as a foreign corporation, partnership, limited liability company or trust and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) has the corporate, partnership or trust power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Subsidiary Guaranty (to the extent required hereunder to be a party hereto) and to perform the provisions hereof and thereof.

          5.2.          Authorization and Validity. (a) The execution and delivery of this Agreement and the Notes and the performance by the Borrower of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Borrower, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b)          The execution and delivery of the Subsidiary Guaranty and the performance by each Restricted Subsidiary of its obligations thereunder has been duly authorized by all necessary corporate or partnership action on the part of each Restricted Subsidiary that is required hereunder to be a party thereto and the Subsidiary Guaranty constitutes a legal, valid and binding obligation of each such Restricted Subsidiary enforceable against such Restricted Subsidiary in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.3.          No Conflict; Government Consent. Neither the execution and delivery by the Borrower and any Restricted Subsidiary of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of the Restricted Subsidiaries or (ii) the Borrower's or any Restricted Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Restricted Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Restricted Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Restricted Subsidiaries, is required to be obtained by the Borrower or any of its Restricted Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower or any Restricted Subsidiary of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

          5.4.          Financial Statements. The March 31, 2001 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended (subject to normal year-end adjustments).

          5.5.          Material Adverse Change. Since December 31, 2000 there has been no change in the business, affairs, assets, Property, financial condition, or results of operations of the Borrower and its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

          5.6.          Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Restricted Subsidiaries, except such taxes, if any, (i) the amount of which is not individually or in the aggregate material, or (ii) as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1996. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate in all material respects.

          5.7.          Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

          5.8.          Subsidiaries. Schedule 1 contains an accurate list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

          5.9.          ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $5,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $5,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

          5.10.          Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

          5.11.          Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

          5.12.          Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

          5.13.          Compliance With Laws. The Borrower and its Restricted Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

          5.14.          Ownership of Properties. The Borrower and its Restricted Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Restricted Subsidiaries.

          5.15.          Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

          5.16.          Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.

On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

          5.17.          Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          5..          Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          5.19.          Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Restricted Subsidiaries and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate as of the date hereof. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

ARTICLE VI

COVENANTS

          During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

          6.1.          Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

          (i)          Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower's independent certified public accountants) audit report certified by independent certified public accountants of recognized national standing, prepared in accordance with Agreement Accounting Principles on a consolidated basis for the Borrower and its Subsidiaries and on an unaudited basis for the Borrower and its Restricted Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (A) any management letter prepared by said accountants if available at the time such financial statements are delivered, and (B) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (ii)          Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for the Borrower and its Subsidiaries and the Borrower and its Restricted Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer.

          (iii)          Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv)          Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, if any, certified as correct by an actuary enrolled under ERISA.

          (v)          As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (vi)          As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

          (vii)          Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Restricted Subsidiaries files with the Securities and Exchange Commission.

          Promptly, and in any event no later than April 1 in each year, engineering reports in form and substance reasonably satisfactory to the Required Lenders, certified by Garb Grubbs Harris & Associates, Inc. (or any other nationally or regionally recognized independent consulting petroleum engineers) as fairly and accurately setting forth:

          (A)          the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) of the Borrower and its Restricted Subsidiaries as of January 1 of the year for which such reserve reports are furnished,

          (B)          the aggregate present value of the future net income with respect to such reserves discounted at a stated per annum annual discount rate,

          (C)          projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and

          (D)          information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower and its Restricted Subsidiaries.

          Any management letters prepared in connection with the financial statements required under Section 6.1(i) if not otherwise available at the time such financial statements are delivered.

          Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

          6.2.          Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes and to make Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

          6.3.          Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

          6.4.          Conduct of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the Borrower and its Restricted Subsidiaries, taken as a whole, would not be engaged primarily in the provision of (i) seismic data services, (ii) exploration for and development and ownership of gas and oil reserves, and (iii) businesses related to the foregoing businesses. Except as otherwise permitted herein, Borrower will, and will cause each Restricted Subsidiary to, except as otherwise permitted herein, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

          6.5.          Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

          6.6.          Insurance. The Borrower will, and will cause (i) each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried and (ii) each Unrestricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, other than failures to maintain such insurance which could not reasonably be expected to have a Material Adverse Effect.

          6.7.          Compliance with Laws. The Borrower will, and will cause (i) each Restricted Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and (ii) each Unrestricted Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          6.8.          Maintenance of Properties. The Borrower will, and will cause (i) each Restricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (subject to normal wear and tear), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) each Unrestricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (subject to normal wear and tear), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          6.9.          Inspection. The Borrower shall permit the Agent, each Lender and their respective duly authorized representatives, upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with the Borrower's officers, and its independent public accountants and its independent petroleum engineers, and to visit the other offices and properties of the Borrower and each Subsidiary, all at such reasonable times as may be reasonably requested in writing, provided that if no Default or Unmatured Default then exists, any Lender or the Agent shall be permitted to make only two inspections per calendar year, each at the expense of the Agent or such Lender.

          6.10.          Restricted Payments and Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, declare, make or incur any liability to make any Restricted Payment or make or authorize any Investment; except that prior to the occurrence and continuance of a Default or Unmatured Default and so long as no Default or Unmatured Default would occur as a result of such Restricted Payment or Investment (i) any Restricted Subsidiary may make Restricted Payments to the Borrower or to any other Restricted Subsidiary, (ii) the Borrower may make Restricted Payments, and (iii) the Borrower or any Restricted Subsidiary may make any Investment, provided that the aggregate amount of Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries since the Closing Date shall not exceed 10% of Consolidated Net Worth. Investments in any Person that ceases to be a Restricted Subsidiary after the date of this Agreement (but in which the Borrower or another Restricted Subsidiary continues to maintain an Investment) will be deemed to have been made on the date on which such Person ceases to be a Restricted Subsidiary.

          6.11.          Indebtedness. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i)          The Loans and the Reimbursement Obligations.

          (ii)          Any other Indebtedness; provided that the Borrower is in compliance with Section 6.16.

          6.12.          Merger and Consolidation. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consolidate with or merge with any other corporation or other entity or Transfer substantially all of its assets in a single transaction or series of transactions to any Person, except that (i) any Restricted Subsidiary may consolidate or merge with or Transfer substantially all of its assets to any other Restricted Subsidiary or the Borrower; (ii) any Restricted Subsidiary may Transfer all of its assets in compliance with the provisions of Section 6.13; and (iii) the Borrower may consolidate or merge with any Person so long as (A) the Borrower is the surviving corporation in any such consolidation or merger; and (B) immediately prior to, and immediately after giving effect to, such transaction, no Default or Unmatured Default would exist.

          6.13.          Sale of Assets. (i) The Borrower will not, nor will it permit any Restricted Subsidiary to Transfer any of its Property to any other Person, except (A) Ordinary Course Transfers; (B) Intergroup Transfers; and (C) any other Transfer that is not an Ordinary Course Transfer or an Intergroup Transfer if (x) such Transfer does not involve a Substantial Portion of the Property of the Borrower and its Restricted Subsidiaries, (y) such Transfer is in exchange for consideration with a Fair Market Value at least equal to that of the Property exchanged and is in the best interests of the Borrower (as determined in good faith by the Board of Directors of the Borrower or the Board of Directors of such Restricted Subsidiary, as applicable) and (z) immediately prior to and immediately after giving effect to such transaction no Default or Unmatured Default would exist.

          (ii)          Notwithstanding the provisions of Section 6.13(i), the determination of whether a Transfer involves a Substantial Portion of the Property of the Borrower and the Restricted Subsidiaries shall be made without taking into account the same proportion of the book value attributable to the Property subject to such Transfer as shall be equal to the proportion of the Net Asset Sale Proceeds Amount (the "Designated Portion") to be applied either (x) to a prepayment of the Senior Notes pursuant to the terms thereof (a "Prepayment Transfer") or (y) within one hundred eighty (0) days of the consummation of such Transfer, to any acquisition of assets similar to the assets which were the subject of such Transfer (a "Reinvested Transfer"), as specified in an Officer's Certificate delivered to the Agent and each Lender prior to, or contemporaneously with, the consummation of such Transfer. If, notwithstanding the certificate referred to in the preceding sentence, the Borrower shall fail to apply the entire amount of the Designated Portion as specified in such certificate within the required period, the computation of whether such Transfer involved a Substantial Portion of the Property of the Borrower and the Restricted Subsidiaries shall be recomputed, as of the date of such Transfer, without taking into account the same proportion of the book value attributable to the Property subject to such Transfer as shall be equal to the proportion of the Net Asset Sale Proceeds Amount actually applied to either a Prepayment Transfer or a Reinvested Transfer within such period. If, upon the recomputation provided for in the preceding sentence, such Transfer involved a Substantial Portion of the Property of the Borrower and the Restricted Subsidiaries, an Unmatured Default shall be deemed to have existed as of the expiration of such period.

          6.14.          Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Restricted Subsidiaries, except:

Permitted Liens.

          (ii)          Liens existing on the date hereof and described in Schedule 2.

          (ii)          Liens on Property of the Borrower or any of the Restricted Subsidiaries securing Indebtedness owing to the Borrower or to a Wholly-Owned Restricted Subsidiary.

          (iii)          Liens on Property acquired or constructed by the Borrower or any Restricted Subsidiary after the date of this Agreement to secure Indebtedness of the Borrower or such Restricted Subsidiary incurred in connection with or related to such acquisition or construction, and Liens existing on such Property at the time of acquisition thereof, provided that (A) no such Lien shall extend to or cover any Property other than the Property being acquired or constructed (including contractual and other rights related thereto and proceeds thereof); (B) the amount of Indebtedness secured by any such Lien shall not exceed an amount equal to the lesser of the total purchase or construction price or Fair Market Value of the Property being acquired or constructed, determined at the time of such acquisition or at the time of substantial completion of such construction; (C) such Lien shall be created concurrently with or within twelve months after such acquisition or substantial completion of such construction; (D) no Default or Unmatured Default shall exist at the time of creation, incurrence or assumption of such Lien and (E) the aggregate amount of Indebtedness secured by Liens permitted by this paragraph (iii) shall not exceed $10,000,000.

          (iv)          Liens existing on Property of a corporation or other entity at the time it becomes a Restricted Subsidiary or is merged or consolidated with the Borrower or a Restricted Subsidiary as permitted by Section 6.12, provided that (A) no such Lien shall extend to or cover any Property other than the Property subject to such Lien at the time of any such transaction; (B) the amount of Indebtedness secured by any such Lien shall not exceed the Fair Market Value of the Property subject thereto, determined at the time of such transaction; (C) such Lien was not created in contemplation of any such transaction; and (D) no Default or Unmatured Default shall exist at the time of any such transaction.

          6.15. Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction (other than transactions with Unrestricted Subsidiaries that are not material) (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than the Borrower or such Restricted Subsidiary would obtain in a comparable arm's length transaction.

          6.16. Financial Covenants.

          6.16.1. Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 5.0 to 1.0.

          6.16.2. Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 2.5 to 1.0.

          6.16.3. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than the sum of (i) 85% of Consolidated Net Worth as of March 31, 2001 plus (ii) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending June 30, 2001 (without deduction for losses) plus (iii) 75% of Net Proceeds of Equity Interests of the Borrower for such period.

6.17. Qualified Capital. The Borrower will not permit the aggregate amount of Qualified Capital to exceed $125,000,000 at any time.

          6.. Books and Records. The Borrower shall keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities in all material respects.

ARTICLE VII

DEFAULTS

          The occurrence of any one or more of the following events shall constitute a Default:

           7.1.          Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

           7.2.          Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

           7.3.          The breach by the Borrower of any of the terms or provisions of Sections 6.3 or 6.10 through 6.16 inclusive, except for breaches of Section 6.14 with respect to Liens which secure Indebtedness in an aggregate principal amount of less than $2,500,000.

           7.4.          The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after the earlier of (i) an Authorized Officer obtaining actual knowledge of such default or (ii) the Borrower receiving written notice of such default from the Agent or any Lender.

           7.5.          Failure of the Borrower or any of its Restricted Subsidiaries to pay when due any Indebtedness aggregating in excess of $10,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Restricted Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Restricted Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

           7.6.          The Borrower or any of its Restricted Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

           7.7.          Without the application, approval or consent of the Borrower or any of its Restricted Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Restricted Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Restricted Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

           7.8.          Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Restricted Subsidiaries which, when taken together with all other Property of the Borrower and its Restricted Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

           7.9.          The Borrower or any of its Restricted Subsidiaries shall fail within 45 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

          7.10.          The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $5,000,000 or any Reportable Event shall occur in connection with any Plan.

          7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $2,000,000 per annum.

          7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $2,000,000.

          7.13. Any Change in Control shall occur.

          7.14. The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

          7.15.          Except as otherwise permitted by any Loan Document or which otherwise constitutes a Default under another Section of this Article VII, any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or the Borrower or any Guarantor shall fail to comply with any of the terms or provisions of any Loan Document to which it is a party, or the Borrower or any Guarantor shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect.

          7.16. The representations and warranties set forth in Section 5.15 ("Plan Assets; Prohibited Transactions") shall at any time not be true and correct.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

          8.1.          Acceleration; Facility LC Collateral Account. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (ii)          If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (iii)           The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

          (iv)          At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

          (iv)          If, within 60 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

          8.2.          Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each of the Lenders affected thereby:

          (i)          Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

          (ii)          Reduce the percentage specified in the definition of Required Lenders.

          (iii)          Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the Commitment of any Lender hereunder or the commitment to issue Facility LCs or permit the Borrower to assign its rights under this Agreement.

          (iv)          Amend this Section 8.2.

          (v)          Release any guarantor of any Advance.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

          8.3.          Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

          9.1.          Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

          9.2.          Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

          9.3.          Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

          9.4.          Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer, and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

          9.5.          Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

          9.6.          Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

          (ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

          9.7.          Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

          9.8.          Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

          9.9.          Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

          9.10.          Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Agent and the Syndication Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer, the Syndication Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, the LC Issuer, the Syndication Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger, the LC Issuer, the Syndication Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer, the Syndication Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

          9.11.          Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vi) permitted by Section 12.4.

          9.12.          Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

          9.13.          Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

          9.14.          Maximum Rate. It is the intention of the parties hereto to comply with all applicable usury laws; accordingly, it is agreed that notwithstanding any provision to the contrary herein or in the Notes, or in any of the documents securing payment thereof or otherwise relating hereto, no such provision shall require the payment or permit the collection of interest in excess of the highest rate allowed by applicable law (the "Maximum Rate"). If any excess of interest in such respect is provided for, or shall be adjudicated to be so provided for, herein or in the Notes or in any of the documents securing payment thereof or otherwise relating hereto, then in such event: (a) the provisions of this Section 9.14 shall govern and control, (b) neither the Borrower, the Restricted Subsidiaries, nor their heirs, legal representatives, successors or assigns nor any other party liable for the payment on the Loans, shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (c) any such excess with respect to any such Loan which may have been collected shall, at the election of each Lender, be either applied as a credit against the then unpaid principal amount on such Lender's Loans or refunded to the Borrower, and (d) the provisions hereof and of the Notes and any documents securing payment thereof shall be automatically reformed so that the effective rate of interest shall be reduced to the Maximum Rate. For the purpose of determining the Maximum Rate, all interest payments with respect hereto shall be amortized, prorated and spread throughout the full term of this Agreement so that the effective rate of interest charged hereunder is uniform throughout the term hereof.

ARTICLE X

THE AGENT

          10.1.          Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

          10.2.          Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

          10.3.          General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

          10.4.          No Responsibility for Loans, Recitals, etc Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

          10.5.          Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

          10.6.          Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

          10.7.          Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

          10.8.          Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

          10.9.          Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

          10.10.          Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

          10.11.          Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

          10.12.          Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

          10.13.          Agent and Arranger Fees The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated May 16, 2001, or as otherwise agreed from time to time.

          10.14.          Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

          10.15.          Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

          11.1.          Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

          11.2.          Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender other than Indebtedness comprised of Outstanding Credit Exposure made by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Outstanding Credit Exposure.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

          12.1.          Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

          12.2.          Participations.

          12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of such Lender pursuant to the terms of Section 8.2 or of any other Loan Document.

          12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

          12.3.          Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, the Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

          12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

          12.4.          Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

          12.5.          Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

          13.1.          Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

          13.2.          Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

          This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

          15.1.          CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

          15.2.          CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

          15.3.          WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

          IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

SEITEL, INC.
By:	/s/ Debra D. Valice

Name:	Debra D. Valice

Title:	Executive Vice President of Finance, Chief Financial Officer, Treasurer and Secretary Telephone: (713) 881-8900 FAX: (713) 881-8901
50 Briar Hollow Lane W., 7th Floor Houston, Texas 77027 Attn: Debra D. Valice

Commitments
$35,000,000	BANK ONE, NA,
Individually, as Agent and as LC Issuer
	By:	/s/ Janet Beadle

	Name:	Janet Beadle

	Title:	AD
1 Bank One Plaza Chicago, Illinois 60670 Attention: Janet Beadle Telephone: (312)732-1336 FAX: (312)732-2117

$25,000,000	COMERICA BANK - TEXAS,
Individually and as Syndication Agent
	By:	/s/ Eric Lundquist

	Name:	Eric Lundquist

	Title:	Vice President
910 Louisiana, Suite 410 Houston, Texas 77002 Attention: Will Rogers Telephone: (713)220-5662 FAX: (713)220-5650

$15,000,000	GUARANTY BANK

	By:	/s/ Jim Hamilton

	Name:	Jim Hamilton

	Title:	Senior Vice President
1100 NE Loop 410 San Antonio, Texas 78209 Attention: Jim Hamilton Telephone: (210)930-2926 FAX: (210)930-1783

$75,000,000.00

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status
Eurodollar Rate	1.00%	1.25%	1.50%	1.75%
Floating Rate	0.00%	0.25%	0.50%	0.75%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status
Commitment Fee	0.225%	0.225%	0.25%	0.375%

          For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

          "Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

          "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 1.00 to 1.00.

          "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.50 to 1.00.

          "Level III Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.0 to 1.00.

          "Level IV Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

          "Status" means either Level I Status, Level II Status, Level III Status or Level IV Status.

          The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five Business Days after such Financials are so delivered. Notwithstanding the foregoing, the Borrower's Status shall be deemed to be Level III Status until delivery of its Financials and corresponding Compliance Certificate for the fiscal year ending December 31, 2001.